Exhibit 4.2

FORM OF ONDAS INC.
RESTRICTED STOCK UNIT

INDUCEMENT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT INDUCEMENT AWARD AGREEMENT (this “Agreement”), is made and effective as of the “Grant Date” below, by and between Ondas Inc., a Nevada corporation (the “Company”), and the below “Participant”.

W I T N E S E T H:

WHEREAS, the Company desires to grant the Participant restricted stock units related to the Company’s common stock, $0.0001 par value per share ( the “Stock”) as an inducement to employment with the Company (or any of its subsidiaries) and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
GRANT OF RESTRICTED STOCK UNITS

Subject to the terms and conditions of this Agreement, effective as of the Grant Date, the Company hereby grants to the Participant the right to receive shares of Stock listed below, upon the satisfaction of certain conditions outlined in this Agreement (the “Restricted Stock Units”). Shares of the Company’s Stock shall be issued only upon vesting of the Restricted Stock Units and only upon the satisfaction of the terms and conditions set forth herein. These Restricted Stock Units are intended to constitute an “employment inducement award” and to be exempt from shareholder approval requirements under Rule 5635(c)(4) of the Nasdaq Listing Rules, and this Agreement and the terms and conditions of the Restricted Stock Units will be interpreted consistent with such intent.

Participant:	[ ]
ID:	[ ]
Award Number:	[ ]
Date of Grant:	[ ]
Vesting Commencement Date:	[ ]
Number of Restricted Stock Units:	[ ]

2.
VESTING

No Stock shall be issued pursuant to the unvested Restricted Stock Units. Except as otherwise provided for in this Agreement, the Restricted Stock Units shall vest only upon the satisfaction of the vesting requirements set forth below, provided that the Participant is providing Continuous Service on the applicable vesting date:

The Restricted Stock Units shall vest as follows: (i) 33% on one (1) year from the date of grant, and (ii) the remaining 67% in eight (8) equal quarterly installments, provided that the Participant is an employee of or providing other services to the Company, including its subsidiaries, on the applicable vesting dates.

Except as may otherwise be provided in the Participant's employment agreement or other agreement between the Company or its affiliates and the Participant, if the Participant's Continuous Service terminates for any reason or no reason prior to the applicable vesting dates above, any unvested Restricted Stock Units shall be automatically forfeited without payment on such termination date and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement. In the event that the Participant engages in any Detrimental Activity, all Restricted Stock Units shall be immediately and automatically forfeited.

Except as may otherwise be provided in the Participant's employment agreement or other agreement between the Company or its affiliates and the Participant, in the event of a Change in Control, the Committee may, in its sole discretion, provide that some or all of the Restricted Stock Units shall be immediately vested upon the consummation of such Change in Control.

"Cause" shall mean a termination of employment or other service due to the Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant’s duties for the Company; provided, however, that if the Participant and the Company or its affiliate have entered into an employment agreement or consulting agreement which defines the term Cause, the term Cause shall be defined in accordance with such agreement. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of this Agreement.

"Continuous Service" means that the Participant's service with the Company or an affiliate, whether as an employee, consultant, or director, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an affiliate as an employee, consultant, or director or a change in the entity for which the Participant renders such service, provided, that, there is no interruption or termination of the Participant's Continuous Service. The Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board") or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave, or any other personal or family leave of absence.

"Change in Control" shall be deemed to occur upon the occurrence of any of the following: (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (c) consummation of a merger, consolidation, reorganization, or other business combination of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or (d) the shareholders of the Company approve a plan of complete liquidation of the Company, and such liquidation occurs, or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of the Company.

However, to the extent that Section 409A would cause an adverse tax consequence to a Participant using the above definition, the term “Change in Control” shall have the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under 26 C.F.R. 1.409A-3(i)(5), as revised from time to time.

“Detrimental Activity” means any of the following: (a) the disclosure to anyone outside the Company and its affiliates, or the use in other than the Company’s or its affiliates' business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company and its affiliates, acquired by the Participant prior to a termination of the Participant’s Continuous Service; (b) activity while employed or providing services that is classified by the Company as a basis for a termination for Cause; (c) the Participant’s disparagement, or inducement of others to do so, of the Company, its affiliates, or its past or present officers, directors, employees or services; or (d) any other conduct or act determined by the Committee, in its sole discretion, to be injurious, detrimental or prejudicial to the interests of the Company. For purposes of subpart (a) above, the Board or

Chief Executive Officer of the Company shall each have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.

3.
MISCELLANEOUS
(a)
Transferability. The Participant may not Transfer a Restricted Stock Unit other than by will or the laws of descent and distribution. No Restricted Stock Unit shall be liable for or subject to the debts, contracts, or liabilities of the Participant, nor shall any Restricted Stock Unit be subject to legal process or attachment for or against such person. Any purported Transfer of the Restricted Stock Units in contravention of this Agreement shall have no force or effect and shall be null and void, and the purported transferee of such Restricted Stock Units shall not acquire any rights with respect to such Restricted Stock Units. “Transfer” means any direct or indirect, voluntary or involuntary, exchange, sale, bequeath, pledge, mortgage, hypothecation, encumbrance, distribution, transfer, gift, assignment or other disposition or attempted disposition of any Restricted Stock Units.
(b)
Status as a Shareholder. Participant shall have no rights of a shareholder, including voting and dividend rights, with respect to the Restricted Stock Units until the Stock is issued to him or her pursuant to this agreement.
(c)
No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.
(d)
Entire Agreement; Amendments. Except as otherwise provided for in an employment agreement or other agreement by and between the Participant and the Company or its affiliate, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.
(e)
Section 409A Compliance. It is intended that all compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Section 409A of the Code (and any legally binding guidance promulgated under Section 409A of the Code (“Section 409A”), and this Agreement will be interpreted, administered and operated accordingly. In the event that any provision of this Agreement is inconsistent with Section 409A, then the applicable provisions of Section 409A shall supersede such inconsistent provision. For all purposes under Section 409A, Participant’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a separate and distinct payment, and any payments to be made in installments shall be deemed to be a series of separate payments. A termination of employment or service under this Agreement shall mean a “separation from service” under Section 409A.
(f)
Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by, and construed in accordance with the laws of the State of Nevada.
(g)
Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of the Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company intends to file a registration statement with the Securities and Exchange Commission with respect to the Stock to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason, the Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Stock, including due to the Participant's affiliation with the Company. The Company shall not be obligated to either issue the Stock or permit the resale of any shares of Stock if such issuance or resale would violate any applicable securities law, rule or regulation.
(h)
Adjustments. Upon the occurrence of any of the following events, the Participant's rights with respect to the Restricted Stock Units granted to him or her hereunder shall be adjusted as hereinafter provided: (i)(A) if the shares of Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Stock as a stock dividend on its outstanding Stock, or (B) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock, the Restricted Stock Units and the number of shares of Stock deliverable hereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made to reflect such events; (ii) if the Company is to be consolidated with or acquired by another entity in a merger, consolidation, sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Board (as hereinafter defined) or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall (A) make appropriate provision for the continuation of the Restricted Stock Units on the same terms and conditions by substituting on an equitable basis for the shares then subject to the Restricted Stock Units either the consideration payable with respect to the outstanding shares of Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity or (B), in lieu of (ii)(A), in connection with any Corporate Transaction, the Board may provide that, upon consummation of the Corporate Transaction, the Restricted Stock Units shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Stock comprising the Restricted Stock Units (to the extent the Restricted Stock Units are no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Board, all forfeiture and repurchase rights being waived upon such Corporate Transaction); (c) in the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation or other entity are issued with respect to the outstanding shares of Stock, a Participant upon accepting the Restricted Stock Units after the recapitalization or reorganization shall be entitled to receive for the price paid upon acceptance if any, the number of replacement securities which would have been received if the Restricted Stock Units had been accepted prior to such recapitalization or reorganization; (d) upon the dissolution or liquidation of the Company, the Restricted Stock Units shall immediately terminate unless otherwise determined by the Board.

Upon the happening of any of the events described in subparagraphs (a), (b), (c) or (d) above, the Restricted Stock Units (if outstanding) shall be appropriately adjusted to reflect the events described in such subparagraphs. The Board or the Successor Board shall determine the specific adjustments to be made under this section, including, but not limited to, the effect of any Corporate Transaction and its determination shall be conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to the Restricted Stock Units. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of shares pursuant to the Restricted Stock Units.

(i)
Administration. The Board, unless it has delegated power to act on its behalf to the Committee, is authorized to: (i) interpret the provisions of this Agreement and the Restricted Stock Units and to make all rules and determinations which it deems necessary or advisable for the administration of the Restricted Stock Units; (ii) amend any term or condition of the Restricted Stock Units, provided that any such amendment shall not impair the rights of the Participant without the Participant’s consent. Subject to the foregoing, the interpretation and construction by the Board of any provisions of the Restricted Stock Units shall be final. To the extent permitted under applicable law, the Board or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board or the Committee may revoke any such allocation or delegation at any time.
(j)
Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Restricted Stock Units or the shares of Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at vesting, the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. The Company shall not deliver any shares of Stock to the Participant until it is satisfied that all required withholdings have been made.
(k)
Participant Acknowledgements and Authorizations. The Participant acknowledges the following: (i) the Company is not by virtue of the Restricted Stock Units obligated to continue the Participant as an employee of the Company or an Affiliate; (ii) the grant of the Restricted Stock Units is considered a one-time benefit and does not create a contractual or other right to receive any other award, benefits in lieu of awards or any other benefits in the future; (iii) future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any; (iv) the value of the Restricted Stock Units are an extraordinary item of compensation outside of the scope of the Participant’s employment and the Restricted Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (v) the future value of the shares of Stock is unknown and cannot be predicted with certainty; (vi) the Participant (A) authorizes the Company and each affiliate and any agent of the Company or any affiliate administering the Restricted Stock Units or providing recordkeeping services, to disclose to the Company or any of its affiliates such information and data as the Company or any such affiliate shall request in order to facilitate the grant of the Restricted Stock Units and the administration hereof; and (ii) authorizes the Company and each affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.
(l)
Notices. Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Ondas Inc.

222 Lakeview Avenue, Suite 800,

West Palm Beach, Florida 33401

Attention: Neil Laird, Chief Financial Officer, and Patrick Huston, Chief Operating Officer, General Counsel and Secretary

Email: [***]

with a copy to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, Florida 33131

Attention: Christina Russo

Email: [***]

If to the Participant: at the address set forth in the Company's records.

Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

(m)
Assignment and Successors. This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(n)
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ONDAS INC.

By:

Name: Eric A. Brock

Title: Chief Executive Officer

PARTICIPANT:

Electronically Signed

Name: [ ]